                                                        Exhibit 99.B-(d)(18)(ii)

                          EXPENSE LIMITATION AGREEMENT

                               ING PARTNERS, INC.

     This EXPENSE LIMITATION AGREEMENT (this "Agreement"), effective this 1st day of February 2005, is made by and between ING Life Insurance and Annuity Company (the "Manager") and ING Partners, Inc. (the "Registrant"). The Registrant is a series fund investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of Registrant set forth on SCHEDULE A hereto (each a "Fund," collectively the "Funds"), as such schedule may be amended from time to time to add or delete series.

     WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

     WHEREAS, the Registrant and the Manager desire that the provisions of this Agreement do not adversely affect a Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), do not interfere with a Fund's ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

     WHEREAS, the Registrant and the Manager have entered into an investment advisory agreement (the "Management Agreement"), pursuant to which the Manager provides investment advisory services to each Fund; and

     WHEREAS, the Registrant and the Manager have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION.

     1.1 APPLICABLE EXPENSE LIMIT. To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by such Fund's trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Manager (the "Fund Operating Expenses"), incurred by a Fund listed on SCHEDULE A during any term of this Agreement (the "Term") exceed the Operating Expense Limit, as defined in Section 1.2 below, for such Fund for such Term, such excess amount (the "Excess Amount") shall be the liability of the Manager. For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund's use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

     1.2 OPERATING EXPENSE LIMIT. The Operating Expense Limit in any Term with respect to each Fund shall be the amount specified in SCHEDULE A.

     1.3 DAILY COMPUTATION. The Manager shall determine on each business day whether the aggregate Term to date Fund Operating Expenses for any Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the "Pro-Rated Expense Cap"). If, on any business day, the aggregate Term to date Fund Operating Expenses for any Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day's accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

     1.4    PAYMENT. At the end of each month, the accruals made pursuant to
Section 1.3 above shall be netted, and the result shall be remitted by the Manager to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Manager if such netting results in a Recoupment Amount and the Manager is entitled to a Recoupment Amount pursuant to Section 2.1 below. Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated to a Fund in accordance with the 1940 Act. The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund's advisory fee payable to the Manager.

2. RIGHT TO RECOUPMENT. If the Manager has waived or reduced any investment advisory fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to
Section 1.4 above, the Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced and any such payments made ("Recoupment Amounts"), if (i) on the date of any calculation under Section 1.3, the aggregate Term to date Fund Operating Expenses for any Fund are less than that day's Pro-Rated Expense Cap for that Fund, and (ii) such Recoupment Amounts have not already been recouped. Any amounts recouped from a Fund shall be recouped in accordance with the 1940 Act. Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.   TERM AND TERMINATION.   This Agreement shall have an initial term with
respect to each Fund ending on the date indicated on SCHEDULE A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

4.   MISCELLANEOUS.

     4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 INTERPRETATION. Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant's articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

     4.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     4.4 AMENDMENTS. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


                                                ING LIFE INSURANCE AND ANNUITY
ING PARTNERS, INC.                              COMPANY


By:   /s/ Robert S. Naka                        By: /s/ Laurie M. Tillinghast
    -----------------------------------            ---------------------------
Name: Robert S. Naka                            Name:  Laurie M. Tillinghast
Title: Senior Vice President                    Title: Vice President

                                   SCHEDULE A

                                     TO THE

                          EXPENSE LIMITATION AGREEMENT

                               ING PARTNERS, INC.

                            OPERATING EXPENSE LIMITS

                                            MAXIMUM OPERATING EXPENSE LIMIT
NAME OF FUND(1), (2)                    (AS A PERCENTAGE OF AVERAGE NET ASSETS)
------------                            ---------------------------------------
ING Solution 2015 Portfolio                              0.12%
Initial Term Expires May 1, 2006

ING Solution 2025 Portfolio                              0.12%
Initial Term Expires May 1, 2006

ING Solution 2035 Portfolio                              0.12%
Initial Term Expires May 1, 2006

ING Solution 2045 Portfolio                              0.12%
Initial Term Expires May 1, 2006

ING Solution Income Portfolio                            0.12%
Initial Term Expires May 1, 2006

                                                                           -----
                                                                              HE

(1) This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2) The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.